AERO CALIFORNIA TRUST
                                    (A TRUST)

                              FINANCIAL STATEMENTS

INDEPENDENT  AUDITORS'  REPORT






The  Owners
Aero  California  Trust  :

We have audited the accompanying balance sheet of the Aero California Trust (the "Trust") as of December 31, 2001, and the related statements of operations, changes in owners' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Trust as of December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.




/s/  Deloitte  &  Touche  LLP
Certified  Public  Accountants

Tampa,  Florida
March  7,  2002

INDEPENDENT  AUDITORS'  REPORT






The  Owners
Aero  California  Trust

We have audited the accompanying statements of operations, changes in owners' equity, and cash flows for Aero California Trust for the year ended December 31, 2000. These financial statements are the responsibility of the owner's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Aero California Trust for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. The accompanying 2002 and 2001 financial statements were not audited by us, and accordingly, we express no opinion or any other form of assurance on them.




/s/  KPMG  LLP

SAN  FRANCISCO,  CALIFORNIA
March  2,  2001

                              AERO CALIFORNIA TRUST
                                    (A TRUST)
                                 BALANCE SHEETS
                                  DECEMBER 31,
                            (in thousands of dollars)






                                                       2002    2001
                                                   (unaudited)
-------------------------------------------------------------------
ASSETS
Receivable from affiliates . . . . . . . . . . . . .  $  420  $  420
Finance lease receivable . . . . . . . . . . . . . .   2,425   3,234
Deferred charges and other assets, less accumulated
      amortization of $500 in 2002 and $417 in 2001.     137     225
                                                      ------  ------
      Total assets . . . . . . . . . . . . . . . . .  $2,982  $3,879
                                                      ======  ======


LIABILITIES AND OWNERS' EQUITY

Liabilities:
Accounts payable and accrued expenses. . . . . . . .  $    1  $   --
Due to affiliates. . . . . . . . . . . . . . . . . .       2      39
Lessee deposits. . . . . . . . . . . . . . . . . . .     420     420
                                                      ------  ------
  Total liabilities. . . . . . . . . . . . . . . . .     423     459

Owners' equity . . . . . . . . . . . . . . . . . . .   2,559   3,420
                                                      ------  ------
      Total liabilities and owners' equity . . . . .  $2,982  $3,879
                                                      ======  ======






















                 See accompanying notes to financial statements.

                              AERO CALIFORNIA TRUST
                                    (A TRUST)
                            STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,
                            (in thousands of dollars)



                                        2002     2001     2000
                                    (unaudited)
---------------------------------------------------------------
REVENUES
Finance lease income . . . . . . . . .  $ 496  $ 1,335   $1,527
Interest income. . . . . . . . . . . .     --        1        1
                                        -----  --------  -------
  Total revenues . . . . . . . . . . .    496    1,336    1,528
                                        -----  --------  -------
EXPENSES

Amortization expense . . . . . . . . .     83       83       83
Management fees to affiliate . . . . .     24       44       50
Insurance expense. . . . . . . . . . .     24       16       19
Administrative expenses to affiliates.      5       --        1
Administrative expenses. . . . . . . .     17       22       29
Recovery of bad debts. . . . . . . . .     --       --       (5)
Impairment loss. . . . . . . . . . . .     --    4,069       --
                                        -----  --------  -------
  Total expenses . . . . . . . . . . .    153    4,234      177
                                        -----  --------  -------

      Net income (loss). . . . . . . .  $ 343  $(2,898)  $1,351
                                        =====  ========  =======























                 See accompanying notes to financial statements.

                              AERO CALIFORNIA TRUST
                                    (A TRUST)
                     STATEMENTS OF CHANGES IN OWNERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000
                            (in thousands of dollars)







 Owners' equity at December 31, 1999 (unaudited)  $10,324

Net income . . . . . . . . . . . . . . . . . . .    1,351

Distributions paid . . . . . . . . . . . . . . .   (2,693)
                                                  --------
 Owners' equity at December 31, 2000 . . . . . .    8,982

Net loss . . . . . . . . . . . . . . . . . . . .   (2,898)

Distributions paid . . . . . . . . . . . . . . .   (2,664)
                                                  --------
  Owners' equity at December 31, 2001. . . . . .    3,420

Net income (unaudited) . . . . . . . . . . . . .      343

Distributions paid (unaudited) . . . . . . . . .   (1,204)
                                                  --------
Owners' equity at December 31, 2002 (unaudited).  $ 2,559
                                                  ========

























                 See accompanying notes to financial statements.

                              AERO CALIFORNIA TRUST
                                    (A TRUST)
                            STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,
                            (in thousands of dollars)



                                                           2002      2001      2000
                                                        (unaudited)
------------------------------------------------------------------------------------
OPERATING ACTIVITIES

Net income (loss) . . . . . . . . . . . . . . . . . . .  $   343   $(2,898)  $ 1,351
Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
  Amortization expense. . . . . . . . . . . . . . . . .       83        83        83
  Impairment loss . . . . . . . . . . . . . . . . . . .       --     4,069        --
  Changes in operating assets and liabilities:
    Accounts receivable . . . . . . . . . . . . . . . .       --       524        --
    Other assets. . . . . . . . . . . . . . . . . . . .        5        (7)       --
    Accounts payable and accrued expenses
          due to affiliates . . . . . . . . . . . . . .      (36)       14       (37)
                                                         --------  --------  --------
      Net cash provided by operating activities . . . .      395     1,785     1,397
                                                         --------  --------  --------

INVESTING ACTIVITIES

Principal payments received on direct finance lease . .      809       879     1,296
                                                         --------  --------  --------
      Net cash provided by investing activities . . . .      809       879     1,296
                                                         --------  --------  --------

FINANCING ACTIVITIES

Distributions paid. . . . . . . . . . . . . . . . . . .   (1,204)   (2,664)   (2,693)
                                                         --------  --------  --------
      Net cash used in financing activities . . . . . .   (1,204)   (2,664)   (2,693)
                                                         --------  --------  --------

Net change in cash and cash equivalents . . . . . . . .       --        --        --
Cash and cash equivalents at beginning of year. . . . .       --        --        --
                                                         --------  --------  --------
Cash and cash equivalents at end of year. . . . . . . .  $    --   $    --   $    --
                                                         ========  ========  ========

















                 See accompanying notes to financial statements.

                              AERO CALIFORNIA TRUST
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS


1.     Summary  of  Significant  Accounting  Policies
       ----------------------------------------------

     Organization
     ------------

     In December 1996, PLM Equipment Growth Fund IV (EGF IV), a California limited partnership, PLM Equipment Growth Fund V (EGF V), a California limited partnership, and PLM Equipment Growth Fund VI (EGF VI), a California limited partnership (collectively the Owners or Partnerships), and Aero California Trust (the Trust) entered into a Trust Agreement under which PLM Transportation Equipment Corp. (TEC), a wholly-owned subsidiary of PLM International, Inc., acts as trustee for the benefit of the Owners as equal co-beneficiaries. The Trust was established for the purpose of purchasing two DC-9 Stage III commercial aircraft. The Trust has no employees nor operations other than the operation of the two DC-9's. The Trust is owned 35% by EGF IV, 25% by EGF V, and 40% by EGF VI.

PLM Financial Services Inc., (FSI) is the General Partner of EGF IV, EGF V, and EGF VI. FSI is a wholly-owned subsidiary of PLM International, Inc.

The two aircraft were purchased in December 1996 for $11.5 million. The Owners paid acquisition and lease negotiation fees of $0.6 million to PLM Worldwide Management Services (WMS), a wholly-owned subsidiary of PLM International, Inc., based on the pro-rata share of the cost of the aircraft purchased. A 91 month lease was signed upon the acquisition of the aircraft, which is being accounted for as a finance lease, expiring July 2004. In 2001 and 2002, the General
Partner entered into a series of lease amendments to the original lease agreement that extended the lease to November 2004 (see Note 3).

     Estimates
     ---------

These accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All amounts as of and for the year ended December 31, 2002 are unaudited.

     Operations
     ----------

The aircraft in the Trust are managed under a continuing management agreement by PLM Investment Management, Inc. (IMI), a wholly owned subsidiary of FSI. IMI receives a monthly management fee from the Trust for managing the aircraft (Note
2). FSI, in conjunction with its subsidiaries, sells transportation equipment to investor programs and third parties, manages pools of transportation equipment under agreements with the investor programs, and is a general partner in limited partnerships.

     Accounting  for  Leases
     -----------------------

In December 1996, PLM Worldwide Leasing entered into a sale and leaseback transaction for two DC-9 aircraft with TEC as trustee for the Owners. The lease qualifies as a finance lease in accordance with Statement of Financial Accounting Standards (SFAS) No. 13, "Accounting for Leases".

Under the direct finance lease method of accounting, the leased asset is recorded as an investment in a direct finance lease and represents the minimum net lease payments receivable, including the unguaranteed residual value of the equipment, less unearned income. Rental payments consist of principal and interest on the lease, principal payments reduce the investment in the finance lease, and the interest is recorded as revenue over the lease term.

                              AERO CALIFORNIA TRUST
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS

     Accounting  for  Leases  -  continued
     -------------------------------------

In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", FSI reviews the carrying value of the assets held by the Trust at least quarterly, and whenever circumstances indicate that the carrying value of an asset will not be recoverable due to expected future market conditions. If projected undiscounted future cash flows and fair value are less than the carrying value of the asset, an impairment loss is recorded. The Trust recorded a $4.1 million impairment loss on assets in 2001 (see Note 3). There were no revaluations of assets required in 2000.

In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", (SFAS No. 144) which replaced SFAS No. 121. In accordance with SFAS No. 144, the Trust evaluates long-lived assets for impairment whenever events or circumstances indicated that the carrying values of such assets may not be recoverable. Losses for impairment are recognized when the undiscounted cash flows estimated to be realized from a long-lived asset are determined to be less than the carrying value of the asset and the carrying amount of long-lived assets exceed its fair value. The determination of net realizable value for a given investment requires several considerations, including but not limited to, income expected to be earned from the asset, estimated sales proceeds, and holding costs excluding interest. The Trust applied the new rules on accounting for the impairment or disposal of long-lived assets beginning January 1, 2002. No reductions were required to the carrying value of the equipment during 2002.

EGF VI's 40% interest in the Trust is used as collateral against the senior loan of EGF VI.

     Cash  and  Cash  Equivalents
     ----------------------------

All cash generated from operations is distributed to the owners. Accordingly, the Trust has no cash balance at December 31, 2002 and 2001.

     Repairs  and  Maintenance
     -------------------------

Repairs and maintenance for the aircraft are usually the obligation of the lessee.

     Net  Income  (Loss)  and  Cash  Distributions  to  Owners
     ---------------------------------------------------------

The net income (loss) and cash distributions of the Trust are allocated to the Owners based on their percentage of ownership in the Trust.

     Comprehensive  Income  (Loss)
     -----------------------------

The Trust's net income (loss) is equal to comprehensive income (loss) for the years ended December 31, 2002, 2001, and 2000.

2.     Transactions  with  General  Partner  and  Affiliates
       -----------------------------------------------------

Under the equipment management agreement, the Trust pays IMI a monthly management fee equal to 2% of the lease payments. The Trust's management fee expense to affiliate was $24,000, $44,000, and $0.1 million during 2002, 2001, and 2000, respectively.

The Trust reimbursed FSI and its affiliates $5,000, $-0-, and $1,000 during 2002, 2001, and 2000, respectively, for data processing and administrative expenses directly attributable to the Trust.

The balance due to affiliates as of December 31, 2002 and 2001 was $2,000 and $39,000, respectively, for management fees to IMI.

                              AERO CALIFORNIA TRUST
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS

3.     Net  Investment  in  a  Direct  Finance  Lease
       ----------------------------------------------

During 1996, the Trust entered into a direct finance lease for the two aircraft owned by the Trust. Gross lease payments were to be received over 91 months, which commenced in December 31, 1996. In 2001 and 2002, the Partnership entered into a series of lease amendments to the original lease agreement that extended the lease to November 2004.

The components of the net investment in the finance lease receivable as of December 31, are as follows (in thousands in dollars):


                                          2002      2001
---------------------------------------------------------
Total minimum lease payments . . . . .  $2,496   $ 3,799
Estimated unguaranteed residual values     573       482
Less unearned income . . . . . . . . .    (644)   (1,047)
                                        -------  --------
                                        $2,425   $ 3,234
                                        =======  ========


In 2001 and 2002, the aircraft lease agreements for the aircraft in the Trust were amended to extend the lease four months to November 2004. The amendments allowed five interest only payments from September 2001 through January 2002. Additionally, the amendments lowered the required monthly lease payments from February 2002 until lease expiration from $105,000 to $50,000 per aircraft. The General Partner believed it was in the Trust's best interest to enter into the amendments in order that the lessee would be able to continue operations. As a result of these amendments, a $4.1 million loss on revaluation was recorded in 2001.

Future minimum rentals receivable under the direct finance lease as of December 31, 2002 are approximately $1.3 million in 2003, $1.2 million in 2004, and $-0-thereafter.

4.     Geographic  Information
       -----------------------

The  aircraft  are  leased  and  operating  in  Mexico.

5.     Income  Taxes
       -------------

The Trust is not subject to income taxes, as any income or loss is included in the tax return of the individual partners owning the Partnerships. Accordingly, no provision for income taxes has been made in the financial statements of the Trust.

As of December 31, 2002, there were no differences between the financial statement carrying amounts of assets and liabilities and the federal income tax basis of such assets and liabilities.

6.          Concentrations  of  Credit  Risk
            --------------------------------

Financial instruments, which potentially subject the Trust to concentrations of credit risk, consist principally of lease receivables. The aircraft in the Trust were on finance lease to only one customer during 2002, 2001, and 2000.

As of December 31, 2002, the manager believes the Trust had no other significant concentrations of credit risk that could have a material adverse effect on the Trust.